Immune Design Reports Third Quarter 2018 Financial Results and
Provides Corporate Update

–	Conference call at 1:30 pm Pacific today

SEATTLE and SOUTH SAN FRANCISCO, Calif., Nov. 6, 2018 - Immune Design (Nasdaq: IMDZ), an immunotherapy company focused on next-generation therapies in oncology, today reported financial results and a corporate update for the third quarter ended September 30, 2018.

“Given the promising data to date with G100, our intratumoral TLR4 cancer therapy, we are aggressively advancing an expanded clinical development plan for this proprietary agent,” said Carlos Paya, M.D., Ph.D., President and Chief Executive Officer of Immune Design. “While preserving the option to develop our other approaches in the future, we believe that G100’s unique mechanism of action in B cell malignancies warrants our near-term focus. Its single agent and combination activity coupled with a preferable safety profile are differentiating features that we believe better position us for clinical success. We look forward to sharing data as they mature later this year and over the next 12-18 months.”

Corporate Highlights

•	In October, the company announced prioritization of resources to support expanded clinical development of G100.

◦	Initial focus will be in combination with pembrolizumab in relapsed follicular lymphoma (FL) patients who have received three prior lines of systemic therapy.

▪	Pursuant to discussions with the FDA, these patients may represent an unmet medical need, which may allow for a single arm study and potential for accelerated approval path.

▪	In an open label setting scheduled to begin in the first quarter of 2019, the plan is to evaluate:

•	clinical activity based on Objective Response Rate (ORR) and Duration of Response; and

•	patients by “TLR4HIGH” expression, an emerging biomarker that may provide the opportunity to pre-select patients with a higher likelihood to respond to G100.

◦	In addition, the company:

▪	plans to evaluate G100 in earlier lines of lymphoma in combination with rituximab; and

▪	is evaluating the potential development of G100 in other indolent lymphomas, as well as aggressive lymphomas and solid tumors.

•	Upcoming Data Presentations

◦	As announced earlier today, G100 will be featured in three presentations at the upcoming Society for Immunotherapy of Cancer (SITC) meeting, November 9 and 10.

▪	“Higher dose single-agent intratumoral G100 (a TLR4 agonist) results in increased biomarker activity and improved clinical outcomes in patients with follicular lymphoma”

•
A new cohort of 18 follicular lymphoma patients who received 20ug of G100 with low-dose radiation showed increased biomarker activity and improved clinical outcomes in comparison to the 10ug dose (n=16), without the use of an anti-PD-1 antibody.

•	Patients receiving the 20ug dose showed a positive trend of more rapid and deeper abscopal responses than those receiving 10ug.

•	Patients receiving 20ug showed improved responses in the TLR4HIGH subpopulation:

◦	Patients receiving 20ug had a 60% ORR (6/10) as compared to 29% ORR (2/7).

◦	Approximately 60% of the patients in both groups tested positive for baseline
TLR4HIGH >50% TLR4 expression prior to G100 treatment.

▪	“Synergistic anti-tumor effects of TLR4 agonist G100 and anti-OX40 antibody”

▪	“The TLR4 agonist G100 enhances the efficacy of adoptive T-cell therapy”

◦
G100 will also be featured at the upcoming American Society of Hematology (ASH) Annual Meeting on December 2, 6-8 pm, in a presentation titled: “Long Term Follow-up of a Phase 2 Study Examining Intratumoral G100 Alone and in Combination with Pembrolizumab in Patients with Follicular Lymphoma.”

▪	Follow up of the patient data presented at ASH 2017 (n=26) from a randomized study comparing G100 with low-dose radiation +/- Keytruda® (pembrolizumab).

▪	Responses are durable with a trend towards longer progression free survival (PFS) on the arm with pembrolizumab (11.1 months) vs. the arm without (7.4 months).

•	Together, Immune Design believes these new clinical and preclinical data:

◦	Support using the higher, 20ug dose of G100 in further development;

◦	Provide additional evidence of G100’s clinical activity; and

◦	Support the further development of G100 as a single agent and in combination with other therapies, initially in B cell malignancies.

Financial Results

Third Quarter

•	Immune Design ended the third quarter of 2018 with $107.5 million in cash and cash equivalents, short-term investments, and other receivables compared to $144.2 million as of December 31, 2017.

•	Net loss and net loss per share for the third quarter of 2018 were $14.0 million and $0.29, respectively, compared to $13.4 million and $0.52, respectively, for the third quarter of 2017.

•
Revenue did not materially differ over the comparative periods. Revenue for the third quarter of 2018 was $0.5 million and was primarily attributable to $0.2 million in collaboration revenue associated with the Sanofi G103 HSV2 vaccine collaboration and $0.2 million in product sales to collaboration partners and other third parties. Revenue for the third quarter of 2017 was $0.5 million and was primarily attributable to collaboration revenue associated with the Sanofi G103 collaboration.

•
Research and development expenses for the third quarter of 2018 were $11.2 million, compared to $10.2 million for the same period in 2017. The $1.0 million increase was primarily attributable to milestone payments of $1.7 million due to third parties as a result of the commencement of our SYNOVATE study, which was offset by a decrease in contract manufacturing services and personnel-related expenses.

•
General and administrative expenses did not materially differ over the comparative periods. For the three months ended September 30, 2018, general and administrative expenses were $3.8 million compared to $3.9 million for the same period in 2017.

Year-to-Date

•	Net cash used in operations for the nine months ended September 30, 2018 was $40.3 million.

•	Net loss and net loss per share for the nine months ended September 30, 2018 were $41.2 million and $0.85, respectively, compared to $39.9 million and $1.56, respectively, for the same period in 2017.

•
Revenue for the nine months ended September 30, 2018 was $1.7 million and was primarily due to $1.1 million in collaboration revenue associated with the Sanofi G103 collaboration and $0.6 million in product sales to our collaboration partners and other third parties. Revenue for the nine months ended September 30, 2017 was $6.7 million and was primarily attributable to $6.4 million in collaboration revenue associated with the Sanofi G103 collaboration and $0.3 million in product sales to collaboration partners other third parties.

•
Research and development expenses for the nine months ended September 30, 2018 were $32.5 million compared to $35.1 million for the same period in 2017. The $2.6 million decrease was primarily due to a decrease of $4.9 million in contract manufacturing costs and a slight decrease of $0.3 million in clinical trial costs. This decrease was offset by an increase of $0.9 million in personnel-related expenses and $1.7 million of milestone payments.

•
General and administrative expenses did not materially differ over the comparative periods. For the nine months ended September 30, 2018, general and administrative expenses were $11.8 million compared to $11.9 million for the same period in 2017.

Cash Guidance

Based on current expectations, Immune Design expects to have cash to fund operations into 2021.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss third quarter 2018 financial results and provide a corporate update.

The live call may be accessed by dialing 844-266-9538 for domestic callers and 216-562-0391 for international callers. A live webcast of the call will be available online from the investor relations section of the Immune Design website at http://ir.immunedesign.com/events.cfm and will be archived there for 30 days. A telephone replay of the call will be available for five days by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code 1359112.

About Immune Design

Immune Design is a late-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic immune cells to fight cancer and other chronic diseases.  G100, the company’s lead product candidate, is a potent intratumoral TLR4 agonist that has shown clinical benefit in multiple tumor types. Building upon these data, including from a randomized Phase 2 study, Immune Design is developing G100 with a potential first approval path in follicular lymphoma patients, a type of Non-Hodgkin lymphoma that affects thousands of patients annually. Immune Design’s technologies, the fundamental components of which were licensed from the California Institute of Technology and the Infectious Disease Research Institute (IDRI), also have potential application in infectious disease and allergy indications, which are being developed through ongoing pharmaceutical collaborations. Immune Design has offices in Seattle and South San Francisco. For more information, please visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Immune Design’s clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and results of clinical trials, the association of data with treatment outcomes, the timing and likelihood of obtaining regulatory approval of Immune Design’s product candidates and timing estimates of cash remaining to fund operations. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrolment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Immune Design Corp.
Selected Balance Sheet Data
(In Thousands)

	September 30, 2018	December 31, 2017
	(unaudited)
Cash and cash equivalents	$68,535	$72,454
Short-term investments	38,853	68,653
Other receivables	243	3,134
Total assets	113,185	153,834
Total current liabilities	8,583	14,520
Total stockholders' equity	104,494	139,212

Immune Design Corp.
Condensed Statements of Operations and Comprehensive Loss Data
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues:
Collaborative revenue	$233	$510	$1,063	$6,395
Product sales	229	6	657	315
Total revenues	462	516	1,720	6,710
Operating expenses:
Cost of product sales	32	16	179	71
Research and development	11,268	10,246	32,579	35,147
General and administrative	3,802	3,909	11,803	11,932
Total operating expenses	15,102	14,171	44,561	47,150
Loss from operations	(14,640)	(13,655)	(42,841)	(40,440)
Interest and other income	591	239	1,684	558
Net loss	$(14,049)	$(13,416)	$(41,157)	$(39,882)
Other comprehensive income (loss):
Unrealized gain on investments	16	29	30	10
Comprehensive loss	$(14,033)	$(13,387)	$(41,127)	$(39,872)
Basic and diluted net loss per share	$(0.29)	$(0.52)	$(0.85)	$(1.56)
Weighted-average shares used to compute basic and diluted net loss per share	48,164,828	25,620,781	48,137,781	25,551,065
Media Contact
Julie Rathbun
julie.rathbun@immunedesign.com
(206) 769-9219
Investor Contact
Sylvia Wheeler
sylvia.wheeler@immunedesign.com
(650) 392-8318